Exhibit 10.26
MANAGEMENT SERVICES AGREEMENT
     This Management Services Agreement (this “Agreement”) is made and effective as of the 18th day of April, 2007 (“Effective Date”) by and among Helix BioMedix, Inc., a Delaware corporation (“Helix”); RMS Group, LLC, an Illinois limited liability company (“RMS”); and DermaVentures, LLC, an Illinois limited liability company (“DermaVentures”).
RECITALS
     WHEREAS, DermaVentures was formed on December 21, 2006 for the purpose, without limitation, of marketing and selling skin care products (the “Business”);
     WHEREAS, RMS and Helix are the sole members of DermaVentures and are bound by the terms and conditions of that certain Operating Agreement of DermaVentures, LLC dated as of January 31, 2007(the “DermaVentures LLC Agreement”);
WHEREAS, RMS is the sole manager of DermaVentures;
     WHEREAS, Helix has licensed a proprietary bioactive peptide to DermaVentures pursuant to the terms of that certain License Agreement by and between Helix and DermaVentures of even date herewith (the “License Agreement”); and
     WHEREAS, the parties wish to enter into this Agreement to specify certain management services that Helix will provide and to impose certain terms and conditions on the parties in connection with the operation and management of DermaVentures under the DermaVentures LLC Agreement;
     WHEREAS, the parties agree and acknowledge that Helix’s provision of services under this Agreement may not be compensated unless and until DermaVentures achieves a significant measure of profitability and may effectively constitute a significant investment by Helix in furtherance of DermaVentures’ commercial success;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by all parties hereto, the parties agree as follows:
1. Management Services. The parties acknowledge that RMS is designated as the sole manager of DermaVentures under the DermaVentures LLC Agreement. RMS hereby delegates certain management duties to an “Executive Manager” (as defined below) and to Helix, as described in Sections 1.1 and 1.2 hereof, respectively. The services to be performed by Helix under Section 1.2 shall be referred to collectively as the “Management Services.”
     1.1 Executive Manager. RMS shall designate a single individual to act as the DermaVentures’ Executive Manager. The Executive Manager shall be responsible for, among other things, reviewing and approving the scope of Management Services (as defined below) to be provided by Helix hereunder. Prior to taking any material action in connection with the performance of Management Services hereunder, Helix shall obtain the approval of the Executive Manager, such approval not to be unreasonably withheld.

     1.2 Management Services. Helix is hereby authorized and shall use commercially reasonable efforts to provide the Management Services listed on the Service Chart attached hereto as Exhibit A in connection with the operation of DermaVentures, as such Service Chart may be amended from time to time by the parties in writing, and for which Management Services Helix may, in its sole discretion, utilize one or more third-party service providers.
2. Expenses.
     2.1 Helix. Helix shall be solely responsible for (i) all expenses incurred by Helix in connection with its provision of the Management Services hereunder and (ii) any expenses incurred by DermaVentures which are solely attributable to its relationship with Helix hereunder in an aggregate amount in any given fiscal year in excess of $25,000, including, with respect to clause (ii) above, any incremental expenses for legal or audit/accounting services in excess of $7,500 each in any given fiscal year. To the extent Helix incurs any other expenses on behalf of DermaVentures, Helix shall submit a claim for reimbursement thereof to DermaVentures and DermaVentures shall promptly reimburse such amount, provided such expenses have been approved in advance by the Executive Manager.
     2.2 DermaVentures. Except as set forth in Section 2.1 above, DermaVentures shall be solely responsible for any and all expenses incurred in connection with the Business, including, without limitation, (i) any expenses incurred by DermaVentures which are solely attributable to its relationship with Helix hereunder in an aggregate amount in any given fiscal year up to $25,000, (ii) up to $80,000 each fiscal year in reasonable costs and expenses associated with one or more consultants engaged by or on behalf of DermaVentures provided that such engagement is approved in advance by the Executive Manager and (iii) up to $15,000 to purchase a new management process software program (the “Software”) selected by Helix in order to perform certain Management Services hereunder, if approved in advance by the Executive Manager. The Software, if so acquired, shall be the sole property of DermaVentures and shall be used exclusively for the benefit of DermaVentures.
3. Management Fee and Other DermaVentures Allocations.
     3.1 Management Fee. Upon the Effective Date, Helix shall be entitled to receive from DermaVentures a management fee in the aggregate amount of $400,000 (the “Management Fee”), payable by DermaVentures in cash; provided, however, that such Management Fee shall be paid on or after the date (the “Return Date”) on which RMS has received cumulative Cash Flow distributions from DermaVentures in the aggregate amount of $1,200,000. For purposes of this Section 3, the terms “Cash Flow” and “Profits” are defined in the DermaVentures LLC Agreement. The parties specifically acknowledge and agree that the right of Helix to receive the Management Fee is as compensation for its Management Services provided hereunder up through the Return Date but that the Management Fee is not subject to any service related or other condition. The parties further acknowledge and agree that the Management Fee shall not become an obligation or otherwise become a debt of DermaVentures unless and until the condition set forth in the first sentence of this Section 3.1 is met and shall only be paid pursuant to Section 3.2 below, and shall be compensation in full for all services delivered to DermaVentures by Helix through the Return Date and shall constitute any payment due to Helix in satisfaction of Helix’s membership interest in DermaVentures out of Cash Flow through that

Return Date. It is further agreed and acknowledged that any further compensation due to Helix for Management Services shall be satisfied by its share of Cash Flow or Profits, as a member of DermaVentures, payable by DermaVentures as distributions to DermaVentures’ members after the Return Date.
     3.2 Other DermaVentures LLC Allocations. Notwithstanding anything contained in the DermaVentures LLC Agreement to the contrary, (a) following the Return Date DermaVentures shall make all Cash Flow distributions and allocate all Profits entirely to Helix until such distributions and allocations equal $400,000 in the aggregate; and (b) in each fiscal year DermaVentures shall make Cash Flow distributions to each of its members in an amount equal to at least 35% of the Profits allocated to each such member during such year, provided such distributions do not materially impair the ability of DermaVentures to continue operation of its business.
4. Limitations and Restrictions.
     4.1 Significant Actions. In recognition that Helix’s provision of services under this Agreement may effectively constitute a significant investment in DermaVentures’ commercial success and notwithstanding anything contained in the DermaVentures LLC Agreement to the contrary, during the term of this Agreement DermaVentures shall seek the express written approval by Helix before causing (i) any material change in the Business, (ii) any amendment of the Articles of Organization of DermaVentures and (iii) the appointment or replacement of the Manager of DermaVentures. Helix expressly agrees that such written approval shall not be unreasonably withheld and that its determination as to whether to grant such approval shall be communicated to the Executive Manager within thirty days of the request for such approval. The failure by DermaVentures to obtain Helix’s approval shall not foreclose its ability to proceed with its proposed action, but in the event that Helix reasonably fails to provide such approval and DermaVentures determines to proceed with its proposed action notwithstanding its failure to secure Helix’s approval, Helix shall have the right to terminate this Agreement pursuant to the terms contained in Section 10.1 below.
     4.2 10% Floor. Notwithstanding anything contained in the DermaVentures LLC Agreement to the contrary, as long as Helix is a member of DermaVentures and continues to perform its Management Services under this Agreement, Helix’s Percentage (as defined in the DermaVentures LLC Agreement) shall not be reduced below 10% as a result of any issuance of new or additional units by DermaVentures; provided, however, that this Section 4.2 shall no longer apply (i) once DermaVentures has raised a minimum of $2,000,000 in additional equity financing after the Effective Date or (ii) upon the consummation of a transaction pursuant to a Change of Control Offer (as defined below).
5. Change of Control. Notwithstanding anything contained in the DermaVentures LLC Agreement to the contrary, as long as Helix is providing Management Services to DermaVentures under this Agreement or any extension or modification thereto, in the event of a decision by RMS to permit any party to acquire a majority of the outstanding units of DermaVentures or to acquire substantially all of DermaVentures’ assets, whether structured as a purchase, equity exchange, merger, liquidation or other transaction (a “Change of Control Offer”), the parties agree to follow the steps set forth in Sections 5.1 through 5.3 below:

     5.1 RMS shall promptly provide written notice to Helix upon the initiation or entertainment by RMS or DermaVentures of negotiations with respect to a Change of Control Offer.
     5.2 Helix shall have a period of 60 days, commencing upon receipt of the notice described in Section 5.1, to make a Change of Control Offer (the “Helix Offer”). The date on which Helix delivers the Helix Offer is referred to as the “Helix Offer Date.”
     5.3 DermaVentures shall have a period of 90 days commencing from the Helix Offer Date to obtain a competing offer. If DermaVentures is able to obtain a competing offer that is not materially equivalent to the Helix Offer and which in DermaVentures’ reasonable discretion is superior to the Helix Offer whether due to price, structure, or some other way, DermaVentures shall have an additional thirty days in which to reject the Helix Offer and accept the Change of Control Offer. If DermaVentures is unable to obtain a competing offer that is not materially equivalent and superior to the Helix Offer within the ninety day period or the Change of Control Offer is rejected or the 60-day period following receipt of the Change of Control offer lapses, and DermaVentures does not reject the Helix Offer in writing, DermaVentures shall be deemed to have accepted the Helix Offer, and Helix and DermaVentures shall thereafter promptly consummate the transaction. If DermaVentures does not obtain a Change of Control Offer that is materially different and superior to the Helix Offer and rejects the Helix Offer, DermaVentures shall be foreclosed from seeking or accepting any Change of Control Offer from any party other than Helix for a period of 180 days.
     5.4 Subject to the provisions of Section 3 hereof, any consideration to be paid to members of DermaVentures upon the consummation of a transaction pursuant to a Change of Control Offer shall be paid to all members of DermaVentures in proportion to their respective Percentages (as defined in the DermaVentures LLC Agreement).
6. Representations and Warranties. Each of DermaVentures and RMS hereby represents and warrants to Helix that:
     6.1 No Consents Required. No consent, approval, or authorization of any third party, including any member of RMS, is required which has not yet been obtained in connection with the execution of this Agreement by each of DermaVentures and RMS and the performance of their respective obligations hereunder, and each of DermaVentures and RMS has all necessary power and authority to enter into and perform their respective obligations under this Agreement.
     6.2 Good Standing. Each of RMS and DermaVentures is a limited liability company duly established, validly existing and in good standing under the laws of the State of Illinois.
7. Default and Remedies.
     7.1 Events of Default. The following shall be deemed to constitute a default under this Agreement:
a.	Any material default of the DermaVentures LLC Agreement;

b.	Any material default of the License Agreement; or

c.	Any failure to perform any required obligation under this Agreement.
     7.2 Cure Period. In the event of a default as described in Section 8.1, the non-defaulting party shall give written notice of the default to the defaulting party, in which case the defaulting party shall have a period of 30 days (the “Cure Period”) in which to cure such default. If the default is not cured within the Cure Period, then the non-defaulting party may pursue any remedies available under this Agreement and applicable law.
8. Term. Helix shall commence providing the Services on the Effective Date and continue to provide the Services until the termination of this Agreement pursuant to Section 10 below.
9. Disclaimer of Warranties; Cooperation.
     9.1 Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED HEREIN, HELIX PROVIDES THE MANAGEMENT SERVICES HEREUNDER “AS IS” AND MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT THERETO.
     9.2 Good Faith Cooperation; Consents. The parties will use good faith efforts to cooperate with each other in all matters relating to this Agreement. Such cooperation shall include exchanging information and obtaining all third-party consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder.
10. Termination; Survival.
     10.1 Termination by DermaVentures/RMS. Either DermaVentures or RMS may terminate this Agreement and/or the obligation of Helix to perform any or all of the Management Services at any time, for any reason or for no reason, upon thirty (30) days prior written notice to Helix. Upon such termination, RMS shall be obligated to provide or secure the provision of equivalent services. Helix shall have the option of bearing the costs of such services, in which case it shall retain its full twenty-five percent (25%) membership interest in DermaVentures. If Helix declines to bear the costs of such services, all costs of such services shall be borne solely by DermaVentures and Helix hereby agrees that its membership interest in DermaVentures shall be reduced to ten percent (10%).
     10.2 Termination by Helix. During the first year after the Effective Date, Helix may only terminate this Agreement and/or its obligation to provide some or all of the Management Services for cause upon thirty (30) days prior written notice to RMS and DermaVentures. Thereafter, Helix may terminate this Agreement and/or its obligation to provide some or all of the Management Services, for any reason or for no reason, upon thirty (30) days prior written notice to RMS and DermaVentures. If Helix terminates this Agreement or its provision of all, or substantially all, of the Management Services, then its Percentage measure of its Membership Interest in DermaVentures shall be reduced to 10%.

     10.3 Survival. Any and all provisions of this Agreement which, by its or their nature, would reasonably be expected to apply after the termination of this Agreement or the termination of any obligation to perform services hereunder shall survive and be enforceable after such termination, including, but not limited to, Sections 2.2, 3, 4.2, 5, 9, 11 and 12.
     11. Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT.
12. Miscellaneous.
     12.1 Entire Agreement. This Agreement, the DermaVentures LLC Agreement, the License Agreement, and any agreements, exhibits or schedules referenced or attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof. In the event of any conflict between this Agreement and the DermaVentures LLC Agreement, this Agreement shall prevail.
     12.2 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Washington, excluding its conflict of law rules. The parties hereby consent to jurisdiction and venue in the state and Federal courts sitting in the State of Washington. If either party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees.
     12.3 Notices. Notices, offers, requests, or other communications required or permitted to be given by any party pursuant to the terms of this Agreement shall be given in writing to the respective parties at the following addresses:

if to Helix:	Helix BioMedix, Inc.
22118 10th Avenue S.E., Suite 204
Bothell, WA 98021
Attention: President
Fax: (425) 806-2999

if to RMS or to DermaVentures:

c/o RMS Group, LLC
440 S. LaSalle St., Suite 3400 Chicago, IL 60605

Attn: Ralph Katz

Fax: (312) 260-5523

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving nonperformance or termination shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.
     12.4 Nonassignability. No party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other parties’ prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be void. For purposes of this Section 12.4, any change in the ownership of, or power to vote, a majority of the outstanding membership interests in DermaVentures, any sale, lease, distribution or other disposition of all or substantially all of DermaVentures’ assets, or any dissolution or termination of DermaVentures, shall in each case constitute an assignment of the rights and obligations of DermaVentures hereunder.
     12.5 Severability. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.
     12.6 Amendment. No change or amendment will be made to this Agreement, including the Service Chart, except by an instrument in writing signed on behalf of each of the parties hereto.
     12.7 Headings. The headings and subheadings used in this Agreement are for ease of reference only and are not to be given substantive or interpretive effect.
     12.8 No Hire. During the term of this Agreement and for a period of one (1) year thereafter, each of the parties hereby covenants and agrees not to hire any employee or contractor of any of the other parties hereto without such other party’s prior written consent.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representatives on the date first written above.

Helix BioMedix, Inc.
a Delaware corporation

By: /s/ R. Stephen Beatty

Its: President and Chief Executive Officer

RMS Group, LLC,
an Illinois limited liability company

By: BKB Partners, LLC, its sole Manager

By: /s/ Ralph Katz

Its: Manager

DermaVentures, LLC,
an Illinois limited liability company

By: RMS Group, LLC, its sole Manager

By: BKB Partners, LLC, its sole Manager

By: /s/ Ralph Katz

Its: Manager

EXHIBIT A
HELIX SERVICE CHART

Service Category	Additional Description of Service	Start/End Date
Bookkeeping	Creation of general ledger /chart of accounts. Accounts payable / management of cash assets / financial reporting	Ongoing

Managing third party formulators	Oversight of contractors	Ongoing

Managing third party manufacturers	Supply chain and finance service provided by Helix to include cost accounting, MRP, purchasing. Oversight of product change notifications or new product development issues.	Ongoing

Managing relationship with communications agencies / suppliers	Oversight of contractors and suppliers. Additional Helix support of AP and cash flow management.	Ongoing

Managing third party call-in centers	Oversight of contractors (marketing associates and suppliers). Helix provides AP and other accounting support.	Ongoing

Managing banking relationships	Helix finance to support establishment of DV merchant accounts, receipt and booking of revenues, keeping books.	Ongoing

Fulfillment services	Identify fulfillment house and integrate various functions (call center sales, Internet sales, customer service, contract manufacturing, merchant account) with fulfillment house.	Ongoing

General Administrative	Identification of support services including, but not limited to legal and audit (to be approved and paid by DV, but engaged by Helix service team). Telephone and computer maintenance, clerical support.	Ongoing

A-1